EXHIBIT 99.1

COHEN & COMPANY REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

AND INITIATES QUARTERLY DIVIDEND

Enterprise net income of $3.1 million or $0.20 per fully diluted share

Adjusted operating income of $6.4 million or $0.40 per fully diluted share

Net trading revenue increases 103% to $19.7 million

$0.05 per share dividend for the second quarter

Philadelphia and New York, August 3, 2010 – Cohen & Company Inc. (NYSE AMEX: COHN), a leading investment firm specializing in credit-related fixed income investments, today reported financial results for the quarter ended June 30, 2010.

Financial Highlights

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Net income of $3.2 million for the three months ended June 30, 2010, as compared to net loss of $2.9 million for the three months ended June 30, 2009. Net income of $7.8 million for the six months ended June 30, 2010, as compared to net loss of $10.4 million for the six months ended June 30, 2009.

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Enterprise net income of $3.1 million, or $0.20 per fully diluted share, for the three months ended June 30, 2010, as compared to enterprise net loss of $2.9 million, or $0.30 per fully diluted share, for the three months ended June 30, 2009. Enterprise net income of $7.5 million, or $0.48 per fully diluted share, for the six months ended June 30, 2010, as compared to enterprise net loss of $10.3 million, or $1.08 per fully diluted share, for the six months ended June 30, 2009. Enterprise net income (loss) and enterprise net income (loss) per fully diluted share are non-GAAP measures of performance. See the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

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Net income attributable to Cohen & Company, Inc. was $2.1 million, or $0.20 per fully diluted share, for the three months ended June 30, 2010, as compared to net loss of $2.9 million, or $0.30 per fully diluted share, for the three months ended June 30, 2009. Net income attributable to Cohen & Company, Inc. was $5.0 million, or $0.48 per fully diluted share, for the six months ended June 30, 2010, as compared to net loss of $10.3 million, or $1.08 per fully diluted share, for the six months ended June 30, 2009.

•

Adjusted operating income was $6.4 million, or $0.40 per fully diluted share, for the three months ended June 30, 2010, as compared to adjusted operating loss of $0.1 million, or $0.01 per fully diluted share, for the three months ended June 30, 2009. Adjusted operating income was $14.0 million, or $0.90 per fully diluted share, for the six months ended June 30, 2010, as compared to adjusted operating loss of $4.7 million, or $0.49 per fully diluted share, for the six months ended June 30, 2009. Adjusted operating income (loss) and adjusted operating income (loss) per fully diluted share are non-GAAP measures of performance. See the discussion of non-GAAP measures of performance below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Declaration of Dividend

The Company’s Board of Directors has declared a dividend of $0.05 per share. The dividend will be payable to shareholders of record on August 17, 2010 and will be payable on August 31, 2010.

Daniel G. Cohen, Chairman and Chief Executive Officer of Cohen & Company, said, “We are pleased with our second quarter profitability, and remain focused on growing our business. In addition, our solid capital position has enabled us to once again return value to our stockholders through a dividend. We look forward to continuing our efforts to grow our business, while enhancing stockholder value, over the long-term.”

Material Subsequent Events

On July 29, 2010, the Company announced the following strategic transactions:

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Sale of contract rights and entry into a related three-year services agreement for up to $44.5 million in proceeds, including a potential earn-out up to $12 million depending on the level of defaults and prepayments experienced in the related securitizations.

•	New $14.6 million two-year secured credit facility which refinances, extends the maturity of, and reduces the interest rate of the Company’s previous credit facility.

•	Cash offer to purchase $9.5 million of subordinated notes at 80% of par.

Mr. Cohen added, “These transactions are significant developments for our company and provide additional resources for our capital markets platform and other growth opportunities.”

The above items are will be described in more detail in a Form 8-K to be filed with the Securities and Exchange Commission, which will be available at the SEC’s website at www.sec.gov and the Company’s website at www.cohenandcompany.com/sec-filings.

Capital Markets

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Net trading revenue increased 103% to $19.7 million for the three months ended June 30, 2010, up from $9.7 million for the three months ended June 30, 2009. The increase was primarily the result of (i) the Company’s increase in overall capital markets headcount to 101 as of June 30, 2010, as compared to 47 as of June 30, 2009, which included significant expansion of the European capital markets team; and (ii) improved results as the Company transitions to a strategy of using risk capital, including the impact of the continued rally in leveraged credit products on the Company’s trading inventory.

•

During the second quarter, the Company continued the expansion of its capital markets segment, including additions in the European operation and the hiring of a team to build out its agency brokerage business consisting of nine professionals to build out its agency brokerage business offering execution and brokerage services for cash equity and derivative products

•

The Company earned $1.4 million in new issue and advisory fee revenue during the three months ended June 30, 2010, including engagements (i) as placement agent for an €68 million new issue for a European bank; and (ii) as an advisor to an alternative asset manager in an asset sale transaction.

Asset Management

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The Company’s mortgage securities platform, Strategos, continued to generate solid performance in its Deep Value funds in the quarter, which have earned combined annualized returns of 22% from inception to June 30, 2010.

Principal Investing & Other

•	The Company’s principal transaction and other income of $8.5 million included substantial gains on its investments in Star Asia and in Deep Value and other Strategos principal investments.

Conference Call

Management will hold a conference call this morning at 10:00 AM EDT to discuss these results. The conference call will be available via webcast. Interested parties can access the live webcast by clicking the webcast link on Cohen & Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), participant pass code 89675659, or request the Cohen & Company earnings call. A recording of the call will be available for two weeks following the call by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), participant pass code 89675659.

About Cohen & Company

Cohen & Company is a leading investment firm specializing in credit-related fixed income investments. Cohen & Company was founded in 1999 as an investment firm focused on small-cap banking institutions, but has grown over the past ten years into a more diversified fixed income specialist. Cohen & Company’s primary operating segments are Capital Markets and Asset Management. The Company’s Capital Markets segment consists of credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products. Cohen & Company’s Asset Management segment manages assets through listed and private companies, funds, managed accounts and collateralized debt obligations. As of June 30, 2010, we manage approximately $14.5 billion in credit-related fixed income assets in a variety of asset classes, including U.S. trust preferred securities, European hybrid capital securities, Asian commercial real estate debt, and mortgage- and asset-backed securities.

Forward-looking Statements

This communication contains certain statements, estimates and forecasts with respect to future performance and events. These statements, estimates and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied in the forward-looking statements including, but not limited to, the fact that the earn-out payments to us from the sale transaction discussed in this release may differ materially from the amount set forth above due to prepayments and defaults experienced by the assets in the securitizations and/or reductions in collateral management fees earned from the contract rights in addition to those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure; and (h) a potential Ownership Change under Section 382 of the Internal Revenue Code. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note Regarding Quarterly Financial Results

General

Due to the nature of our business, our revenues and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and therefore will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

Limitation on usage of NOLs and NCLs

If not used, the Company’s NOLs will begin to expire in 2029 and the NCLs will begin to expire in 2012. No assurance can be provided that we will have future taxable income or future capital gains to benefit from these NOL and NCL carryovers. Additionally, small changes in the Company’s ownership in the future could cause an Ownership Change, in accordance with the terms of Section 382 of the Internal Revenue Code. If such a change were to occur in the future, our ability to use the NOLs, NCLs and certain recognized built-in losses to reduce our taxable income in a future year would generally be limited to an annual amount (the “Section 382 Limitation”) equal to the fair value of the Company immediately prior to the Ownership Change multiplied by the “long term tax-

exempt interest rate.” In the event of an Ownership Change, NOLs and NCLs that exceed the Section 382 Limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period, and such NOLs and NCLs would be eligible for use to offset taxable income for years within the carryforward period subject to the Section 382 Limitation in each year. However, if the carryforward periods for any NOL or NCL were to expire before such NOL or NCL were fully utilized, the unused portion of that loss would expire unused.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Revenues
Net trading	$19,690	$9,694	$42,458	$21,011
Asset management	6,244	7,614	13,014	16,913
New issue and advisory	1,405	518	2,073	745
Principal transactions and other income	8,472	2,620	19,999	(1,304)

Total revenues	35,811	20,446	77,544	37,365

Operating expenses
Compensation and benefits	23,272	16,656	50,403	34,095
Business development, occupancy, equipment	1,338	1,210	2,721	2,757
Professional services, subscriptions, and other operating	5,869	3,750	12,195	7,366
Depreciation and amortization	628	635	1,271	1,289

Total operating expenses	31,107	22,251	66,590	45,507

Operating income (loss)	4,704	(1,805)	10,954	(8,142)

Non-operating income (expense)
Gain on repurchase of debt	—	—	886	—
Interest expense	(1,829)	(1,457)	(3,822)	(2,655)
Gain on sale of management contracts	836	226	971	4,484
Income (loss) from equity method affiliates	(122)	225	(108)	(3,858)

Income (loss) before income taxes	3,589	(2,811)	8,881	(10,171)
Income tax expense	392	120	1,123	188

Net income (loss)	3,197	(2,931)	7,758	(10,359)
Less: Net income (loss) attributable to the noncontrolling interest	1,137	—	2,783	(11)

Net income (loss) attributable to Cohen & Company Inc.	$2,060	$(2,931)	$4,975	$(10,348)

Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$2,060	$(2,931)	$4,975	$(10,348)
Basic shares outstanding	10,428	9,612	10,373	9,612

Net income (loss) per share	$0.20	$(0.30)	$0.48	$(1.08)

Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$2,060	$(2,931)	$4,975	(10,348)
Plus: Net income attributable to the convertible noncontrolling interest	1,137	—	2,783	—
Less: Additional tax expense if converted	(85)	—	(242)	—

Enterprise net income (loss)	$3,112	$(2,931)	$7,516	$(10,348)

Basic shares outstanding	10,428	9,612	10,373	9,612
Shares issuable if convertible non controlling interest is converted	5,284	—	5,284	—

Fully diluted shares outstanding	15,712	9,612	15,657	9,612

Fully diluted earnings (loss) per share	$0.20	$(0.30)	$0.48	$(1.08)

Reconciliation of enterprise net income (loss) to net income (loss) and calculation of per share amounts
Net income (loss)	$3,197	$(2,931)	$7,758	$(10,359)
Less: Non controlling interests that are not convertible	—	—	—	11
Less: Additional tax expense if converted	(85)	—	(242)	—

Enterprise net income	$3,112	$(2,931)	$7,516	$(10,348)

Fully diluted shares outstanding	15,712	9,612	15,657	9,612

Enterprise net income per share	$0.20	$(0.30)	$0.48	$(1.08)

Reconciliation of adjusted operating income (loss) to operating income (loss) and calculation of per share amounts
Operating income (loss)	$4,704	$(1,805)	$10,954	$(8,142)
Depreciation and amortization	628	635	1,271	1,289
Impairment of intangible asset	—	—	—	—
Share-based compensation	1,021	1,103	1,821	2,137

Adjusted operating income (loss)	$6,353	$(67)	$14,046	$(4,716)

Fully diluted shares outstanding	15,712	9,612	15,657	9,612

Adjusted operating income (loss) per share	$0.40	$(0.01)	$0.90	$(0.49)

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2010 (unaudited)	December 31, 2009
Assets
Cash and cash equivalents	$30,945	$69,692
Restricted cash	22,440	255
Receivables from:
Brokers, dealers, and clearing agencies	24,834	—
Related parties	1,099	1,255
Other receivables	5,719	4,268
Investments-trading	102,002	135,428
Other investments, at fair value	51,769	43,647
Receivables under resale agreements	30,273	20,357
Goodwill	9,551	9,551
Other assets	20,605	14,989

Total assets	$299,237	$299,442

Liabilities

Payables to:
Brokers, dealers, and clearing agencies	$20,468	$13,491
Related parties	60	—
Accounts payable and other liabilities	12,575	13,039
Accrued compensation	19,793	7,689
Trading securities sold, not yet purchased	98,479	114,712
Securities sold under agreement to repurchase	3,466	—
Deferred income taxes	10,623	10,899
Debt	47,198	61,961

Total liabilities	212,662	221,791

Stockholders’ Equity
Common Stock	10	10

Additional paid-in capital	59,220	58,121
Accumulated other comprehensive loss	(1,787)	(1,292)
Retained Earnings (Accumulated deficit)	4,805	(170)
Treasury stock, at cost; 50,400 shares of Common Stock	(328)	(328)

Total Cohen & Company Inc. stockholders’ equity	61,920	56,341
Noncontrolling interest	24,655	21,310

Total stockholders’ equity	86,575	77,651

Total liabilities and stockholders’ equity	$299,237	$299,442

CALCULATION OF FULLY DILUTED BOOK VALUE PER SHARE (1)
Total stockholders’ equity	$86,575	$77,651

Common shares outstanding	10,429	10,293
Cohen Brothers, LLC convertible membership units outstanding	5,284	5,284

Total shares and units outstanding (2)	15,713	15,577

Fully Diluted Book Value Per Share	$5.51	$4.98

(1)	Fully diluted book value per share assumes all units of Cohen Brothers not already owned by the Company are converted into Company shares.
(2)	Shares and units outstanding are as of the last day of the relevant period and not a weighted average.

Non-GAAP Measures

Enterprise net income (loss) and enterprise net income (loss) per fully diluted share

Enterprise net income (loss) is not a financial measure recognized by generally accepted accounting principles (“GAAP”). Enterprise net income (loss) represents net income (loss) computed in accordance with GAAP, adjusted for (i) any additional corporate tax expense that would have been incurred if all redeemable noncontrolling interest units in Cohen Brothers, LLC, our majority owned subsidiary (“Cohen Brothers”), were exchanged for shares of the Company as of the first day of the relevant reporting period; and (ii) any noncontrolling interest of subsidiaries of Cohen Brothers. Enterprise net income (loss) per fully diluted share is calculated by taking enterprise net income (loss) and dividing it by fully diluted shares outstanding calculated in accordance with GAAP.

We present enterprise net income (loss) and related per fully diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. The Company holds a 66.2% interest in Cohen Brothers, its main operating subsidiary. The holders of the remaining 33.8% interest in Cohen Brothers can, under certain circumstances, convert their units of Cohen Brothers on a one-for-one basis to shares of the Company. Enterprise net income (loss) and related per fully diluted share amounts calculate what net income and net income per fully diluted share would be if the holders of Cohen Brothers units had exercised their rights to convert into Company shares as of the first day of the relevant reporting period. Enterprise net income (loss) and related per fully diluted share amounts, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Enterprise net income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) prepared in accordance with GAAP. Enterprise net income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Adjusted operating income (loss) and adjusted operating income (loss) per fully diluted share

Adjusted operating income (loss) is not a financial measure recognized by GAAP. Adjusted operating income (loss) represents operating income (loss), computed in accordance with GAAP, before depreciation and amortization, impairments of intangible assets, and share-based compensation expense. The items that have been excluded from adjusted operating income (loss) are non-cash items. Adjusted operating income (loss) per fully diluted share is calculated, by dividing adjusted operating income (loss) by fully diluted shares outstanding calculated in accordance with GAAP.

We present adjusted operating income (loss) and related per fully diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted operating income (loss) and related per fully diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, our management uses adjusted operating income (loss) and related per fully diluted share amounts to evaluate the performance of our operations. Adjusted operating income (loss) and related per fully diluted share amounts, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted operating income (loss) should not be assessed in isolation from or construed as a substitute for operating income (loss) prepared in accordance with GAAP. Adjusted operating income (loss) is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors:	Media:
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr., 215-701-8952	James Golden, 212-355-4449
Chief Financial Officer	jgolden@joelefrank.com
investorrelations@cohenandcompany.com